UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
May 9, 2024 (May 9, 2024)

MAIDEN HOLDINGS, LTD.
 (Exact name of registrant as specified in its charter)

Bermuda	001-34042	98-0570192
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

94 Pitts Bay Road, Pembroke HM08, Bermuda

(Address of principal executive offices and zip code)

(441) 298-4900
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading symbol(s)	Name of Each Exchange on Which Registered
Common Shares, par value $0.01 per share	MHLD	NASDAQ Capital Market

Item 2.02	Results of Operations and Financial Condition.

On May 9, 2024, the Company issued a press release announcing its results of operations for the three months ended March 31, 2024. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated herein by reference.
 The information contained in this Item 2.02 and in the accompanying exhibit shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or otherwise subject to the liabilities of that section or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 7.01	Regulation FD.

On May 9, 2024, the Company posted the Maiden Holdings, Ltd. Investor Update Presentation, May 2024 via its investor relations website at https://www.maiden.bm/investor_relations, which presentation is included as Exhibit 99.3 to this Current Report on Form 8-K.

The information under Item 7.01 and the Investor Presentation included to this Form 8-K as Exhibit 99.3 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Item 8.01	Other Events.

On May 9, 2024, the Company issued a press release announcing its results of operations for the three months ended March 31, 2024 via its investor relations website at https://www.maiden.bm/investor_relations, which press release is included as Exhibit 99.2 to this Current Report on Form 8-K and incorporated herein by reference.
On May 6, 2024, the Company issued a press release announcing that it had entered into a renewal rights transaction with AmTrust Nordic AB, a Swedish unit of AmTrust Financial Services, Inc. (“AmTrust”) via its investor relations website at https://www.maiden.bm/investor_relations, which press release is included as Exhibit 99.4 to this Current Report on Form 8-K and incorporated herein by reference. The transaction is expected to cover the majority of its primary business written through its Swedish subsidiaries, Maiden General Försäkrings (“Maiden GF”) and Maiden Life Försäkrings (“Maiden LF”) in Sweden, Norway and other Nordic countries.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibit

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated May 9, 2024
99.2	Press Release of Maiden Holdings, Ltd., dated May 9, 2024
99.3	Maiden Holdings, Ltd. Investor Update Presentation, May 2024
99.4	Press Release of Maiden Holdings, Ltd., dated May 6, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 9, 2024	MAIDEN HOLDINGS, LTD.

		By:	/s/ Lawrence F. Metz
Lawrence F. Metz Executive Vice Chairman and Group President

EXHIBIT INDEX

Exhibit
No.	Description

99.1	Press Release of Maiden Holdings, Ltd., dated May 9, 2024
99.2	Press Release of Maiden Holdings, Ltd., dated May 9, 2024
99.3	Maiden Holdings, Ltd. Investor Update Presentation, May 2024
99.4	Press Release of Maiden Holdings, Ltd., dated May 6, 2024

Exhibit 99.1

PRESS RELEASE
Maiden Holdings, Ltd. Announces
First Quarter 2024 Financial Results

PEMBROKE, Bermuda, May 9, 2024 - Maiden Holdings, Ltd. (NASDAQ: MHLD) ("Maiden" or the "Company") today reported its results for the first quarter of 2024 which included the following highlights:
•Book value per common share remained stable at $2.48 while positive non-GAAP first quarter 2024 results caused adjusted book value per common share to increase to $3.24 per common share at March 31, 2024.
•Net income available to Maiden common shareholders of $1.5 million or $0.01 per diluted common share for the first quarter of 2024.
•Adjusted non-GAAP operating earnings were $4.4 million or $0.04 per diluted common share for the first quarter of 2024.
•Investment results increased to $17.1 million in 2024 compared to $10.5 million in 2023 including a 3.4% return on the alternative asset portfolio in the first quarter of 2024.
•Deferred gain on LPT/ADC Agreement increased to $75.9 million as of March 31, 2024, which is expected to be recoverable over time as future GAAP income under LPT/ADC Agreement with $79.1 million remaining in additional limit.
•Recoveries under LPT/ADC Agreement (and associated GAAP income recognition) expected to begin before the end of 2024.
•Deferred tax asset of $1.17 per common share still not yet recognized in book value per share, with approximately 45% of NOL carryforwards having no expiry date.
•On May 3, 2024, Maiden entered into a renewal rights transaction with a Swedish unit of AmTrust Financial Services, Inc. ("AmTrust") for the majority of Maiden’s international primary insurance business. Ultimate divestment of the platform will reduce the Company's annual operating expenses by up to $6 million within 12 to 24 months.

Patrick J. Haveron, Maiden’s Chief Executive Officer commented on the first quarter of 2024 financial results: "The effects of our continued positive investment results and the stabilizing effects of our LPT/ADC Agreement led to an increase in our adjusted book value, which we believe represents Maiden's true economic value, to $3.24 per share as of March 31, 2024."
Mr. Haveron added, "The continued improvement in our investment performance was principally the result of higher net investment gains on our alternative asset portfolio, primarily in the private equity asset class where unrealized gains of $7.9 million were recognized across a series of investments. During the first quarter of 2024, our alternative asset portfolio produced a return of 3.4%, which continues to be well above our benchmark cost of debt capital on an annualized basis. As these results continue to increasingly demonstrate, we believe our alternative investment portfolio remains well positioned to achieve its targeted longer-term returns."
"We continue to actively evaluate our strategies as we look to build a more consistent base of revenue and profits while leveraging our experience in insurance and reinsurance markets, including through fee-based and distribution channels in the insurance and reinsurance industry. Our active pursuit of these paths should further enable us to ultimately recognize and realize the significant deferred tax asset we have. Our recently announced IIS renewal rights transaction with AmTrust should serve to further simplify our balance sheet while ultimately reducing our operating expenses by up to $6 million over the next 12 to 24 months. As we evaluate these options and move forward, we have limited our commitments to new alternative investment opportunities."

"While our GAAP income statement continues to be impacted by adverse loss development, it’s important to note that much of this volatility is expected to be temporary as significant shares of the loss development reported are expected to be covered by our LPT/ADC Agreement with Cavello. During the first quarter ended March 31, 2024, nearly 76% of the total reported prior year loss development is expected to be covered by the LPT/ADC Agreement and is expected to ultimately return over time to Maiden as future GAAP income, subject to certain thresholds in the LPT/ADC Agreement and the applicable GAAP accounting rules. We continue to expect to meet the thresholds to begin recoveries under the LPT/ADC Agreement late in 2024."
"As the benefits of the LPT/ADC Agreement begin to be amortized though our GAAP income statement, it reinforces why adjusted book value, which includes the $75.9 million deferred gain presently on the balance sheet, is a key metric in evaluating Maiden’s value. It's also worth noting that under the provisions of the LPT/ADC Agreement, we still have an additional $79.1 million in available limit to absorb subject loss development should it occur in the future."
"As noted, our consolidated balance sheet at March 31, 2024 does not reflect $117.3 million or $1.17 per common share in net U.S. deferred tax assets which still maintains a full valuation allowance. It’s important to note that of $334.0 million in net operating loss carryforwards that we hold, approximately $151.2 million or 45.3% of these loss carryforwards have no expiry date. Despite the recent adverse reserve development which has delayed the timing related to ultimately recognizing this asset, we believe the factors that will enable us to ultimately recognize these tax assets in the future, including our current strategic initiatives, continues to accumulate, particularly with our asset portfolio producing more current income."
Mr. Haveron concluded, "Finally, during both the first quarter and in the second quarter via a 10b-5 trading plan implemented prior to March 31, 2024, we continued our long-term capital management strategy and repurchased 590,995 common shares at an average price per share of $2.01 under our share repurchase plan. We expect to continue a disciplined and prudent approach to share repurchases as part of this program, particularly in periods of share weakness relative to our book value."
Consolidated Results for the Quarter Ended March 31, 2024
Net income for the three months ended March 31, 2024 was $1.5 million, compared to net loss of $11.3 million for the same respective period in 2023 largely due to the following:
•higher total income from investment activities of $17.1 million for the three months ended March 31, 2024 compared to $10.5 million for the same period in 2023 which was comprised of:
•net investment income of $7.7 million for the three months ended March 31, 2024 compared to $9.5 million for the same period in 2023;
•net realized and unrealized investment gains of $8.8 million for the three months ended March 31, 2024 compared to net realized and unrealized investment gains of $1.0 million for the same period in 2023; and
•interest in income of equity method investments of $0.6 million for the three months ended March 31, 2024 compared to loss of $0.1 million for the same period in 2023.
•lower underwriting loss(4) which was $7.5 million in the first quarter of 2024 compared to an underwriting loss of $8.3 million in the same period in 2023 which was influenced by:
•adverse prior year loss development of $6.6 million in the first quarter of 2024 compared to adverse prior year loss development of $3.7 million during the same period in 2023; and
•on a current accident year basis, underwriting loss of $1.0 million for the three months ended March 31, 2024 compared to an underwriting loss of $4.6 million for the same period in 2023.
•corporate general and administrative expenses decreased to $5.3 million for the three months ended March 31, 2024 compared to $7.0 million for the same period in 2023; and
•foreign exchange and other gains of $2.1 million during the three months ended March 31, 2024, compared to foreign exchange and other losses of $2.8 million for the same period in 2023.

Net premiums written for the three months ended March 31, 2024 were $8.3 million compared to $0.8 million for the same period in 2023. Net written premiums in our AmTrust Reinsurance segment were $(0.5) million in the three months ended March 31, 2024 compared to net premiums of $(6.0) million for the same period in 2023 which included negative gross and net premiums written of $6.1 million due to the cancellation of cases in a certain program within Specialty Risk and Extended Warranty.
Net premiums written in the Diversified Reinsurance segment increased by $2.0 million or 30.2% for the three months ended March 31, 2024 compared to 2023 due to growth in direct premiums for Credit Life programs written by wholly owned Swedish subsidiaries Maiden Life Försäkrings AB ("Maiden LF") and Maiden General Försäkrings AB ("Maiden GF"). As announced on May 6, 2024, the Company has entered into a renewal rights transaction with AmTrust Nordic AB, a Swedish unit of AmTrust. This transaction is expected to cover the majority of its primary business written through Maiden GF and Maiden LF in Sweden, Norway and other Nordic countries; and is part of a broader plan to divest of the International Insurance Services (“IIS”) business as a result of the Company's recently concluded strategic review of the IIS business platform.

Net premiums earned increased by $3.4 million for the three months ended March 31, 2024 compared to the same period in 2023 due to higher earned premiums for Specialty Risk business in the AmTrust Reinsurance segment and Diversified Reinsurance segment due to growth in Credit Life programs written by Maiden LF and Maiden GF.
Net investment income decreased by $1.8 million or 19.3% for the three months ended March 31, 2024 compared to the same period in 2023 primarily due to lower interest income earned on our funds withheld balance with AmTrust in the first quarter of 2024 as loss reserves continued to be settled using the funds withheld receivable. Average aggregate fixed income assets decreased by 39.0% due to continued run-off of our reinsurance liabilities previously written on prospective risks primarily through the funds withheld receivable. During the first quarter of 2024, we experienced positive operating cash flows due to excess collateral released by AmTrust through the funds withheld receivable.
The decrease in investment income from fixed income assets was partially offset by higher annualized average book yields from fixed income assets, which include available-for-sale ("AFS") securities, cash and restricted cash, funds withheld receivable, and loan to related party. The yield on these assets increased to 4.6% for the three months ended March 31, 2024 compared to 3.7% for the same period in 2023. Our average fixed income assets are an average of the amounts disclosed in our quarterly U.S. GAAP consolidated financial statements.
Annualized yields on fixed income assets (including our related party loan) continue to rise partly due to 43.2% of our fixed income investments as of March 31, 2024 being invested in floating rate assets which enabled this component of our asset portfolio to respond to the current higher interest rate environment. The weighted average interest rate on our related party loan increased to 7.3% during the three months ended March 31, 2024, compared to 6.4% for the same period in 2023.
Net realized and unrealized investment gains for the three months ended March 31, 2024 were $8.8 million compared to net gains of $1.0 million for the same period in 2023. This included net unrealized investment gains on alternative investments of $9.0 million for the first quarter of 2024 compared to net realized and unrealized gains of $1.0 million for the first quarter of 2023. Total net realized and unrealized investment gains increased by $7.7 million for the three months ended March 31, 2024 compared to the same period in 2023 primarily due to unrealized gains in the private equity asset class of $7.9 million during the current year period.
Net loss and LAE increased by $1.8 million during the three months ended March 31, 2024 compared to the same period in 2023. Net loss and LAE for the first quarter of 2024 was impacted by net adverse prior year reserve development of $6.6 million compared to net adverse development of $3.7 million for the first quarter of 2023. The AmTrust Reinsurance segment had adverse prior year reserve development of $7.2 million in the first quarter of 2024 compared to adverse development of $2.9 million for the first quarter of 2023. The Diversified Reinsurance segment had favorable prior year reserve development of $0.7 million in the first quarter of 2024 compared to adverse development of $0.8 million for the first quarter of 2023.
Of the total adverse development experienced in the AmTrust Reinsurance segment for the three months ended March 31, 2024 and 2023, $5.0 million and $1.6 million respectively, are expected to be recoverable under the LPT/ADC Agreement and are further expected to be recognized as future GAAP income over time as recoveries are received subject to the provisions of the LPT/ADC Agreement and the applicable GAAP accounting rules. This represents approximately 76.2% and 43.0% of the Company's total adverse development experienced for the three months ended March 31, 2024 and 2023, respectively.
Commission and other acquisition expenses were $5.6 million for the three months ended March 31, 2024 compared to $4.2 million for the same period in 2023. Total general and administrative expenses decreased by $2.0 million, or 20.3% for the three months ended March 31, 2024, compared to the same period in 2023 due to lower incentive compensation costs.
Operating Results for the three months ended March 31, 2024
In addition to other adjustments, management adjusts reported GAAP net (income) loss and underwriting results by excluding incurred losses and LAE covered by the LPT/ADC Agreement with Cavello. Such losses are fully recoverable from Cavello, and are expected to be reported as future GAAP income over time as recoveries are received subject to both the provisions of the LPT/ADC Agreement and the applicable GAAP accounting rules, therefore adjusting for these losses shows the ultimate economic benefit of the LPT/ADC Agreement to Maiden. Management presently expects recoveries under the LPT/ADC Agreement to begin before the end of 2024.
Non-GAAP operating loss was $5.0 million or $0.05 per diluted common share for the first quarter of 2024 compared to non-GAAP operating loss of $7.9 million or $0.08 per diluted common share for the first quarter of 2023. Adjusted to include net realized and unrealized investment gains and the interest in income (loss) of equity method investments which are recurring parts of investment results with the Company’s underwriting activities in run-off, the non-GAAP operating earnings was $4.4 million or $0.04 per diluted common share for the first quarter of 2024, compared to non-GAAP operating loss of $6.9 million or $0.07 per diluted common share for the first quarter of 2023.
The unamortized deferred gain on retroactive reinsurance under the LPT/ADC Agreement with Cavello was $75.9 million as of March 31, 2024, an increase of $5.0 million compared to $70.9 million at December 31, 2023, driven by adverse prior year loss development of $5.0 million reported for policies under the AmTrust Quota Share for the three months ended March 31, 2024. These losses are recoverable under the LPT/ADC Agreement and are expected to be recognized as future GAAP income over time as recoveries are received under the provisions of the LPT/ADC Agreement and the applicable GAAP accounting rules.
Adjusted for prior year reserve development under the AmTrust Quota Share which is fully recoverable from Cavello under the LPT/ADC Agreement, the non-GAAP net loss and LAE decreased by $5.0 million and $1.6 million for the three months ended March 31, 2024 and 2023, respectively. The non-GAAP underwriting loss(9) was $2.5 million for the three months ended March 31, 2024 compared to a non-GAAP underwriting loss of $6.7 million for the three months ended March 31, 2023.
The non-GAAP underwriting loss for the three months ended March 31, 2024 and 2023 included loss development in the AmTrust Reinsurance segment not covered by the LPT/ADC Agreement, specifically the run-off of the AmTrust Quota Share with losses occurring after December 31, 2018, as well as adverse loss development of $2.5 million for the European Hospital Liability Quota Share for the first quarter of 2024. The results also included an underwriting loss in the Diversified Reinsurance segment of $0.3 million for the three months ended March 31, 2024 compared to an underwriting loss of $2.0 million for the same respective period in 2023. Please refer to the Non-GAAP Financial Measures tables in this earnings release for additional information on these non-GAAP financial measures and reconciliation of these measures to the appropriate GAAP measures.

Quarterly Report on Form 10-Q for the Period Ended March 31, 2024 and Other Financial Matters
The Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2024 was filed with the U.S. Securities and Exchange Commission on May 9, 2024. Additional information on the matters reported in this news release along with other required disclosures can be found in that filing.
Total assets were $1.5 billion at March 31, 2024 which decreased by $50.0 million compared to December 31, 2023 largely due to the continuing run-off of the Company's prior reinsurance liabilities. Shareholders' equity was $249.4 million at March 31, 2024 compared to $249.2 million at December 31, 2023.
Adjusted shareholders' equity(2) was $325.3 million at March 31, 2024 compared to $320.1 million at December 31, 2023, which includes an unamortized deferred gain under the LPT/ADC Agreement of $75.9 million at March 31, 2024 and $70.9 million at December 31, 2023.
During the three months ended March 31, 2024 and through May 8, 2024, Maiden Reinsurance continued its long-term capital management strategy via its previously implemented Rule 10b-5 trading plan and repurchased 590,995 common shares at an average price per share of $2.01. The Company had $70.4 million remaining for authorized common share repurchases at May 8, 2024 under the Company's $100.0 million share repurchase plan, which was approved by the Company's Board of Directors on February 21, 2017.
On May 3, 2023, the Company's Board of Directors approved the repurchase, including the repurchase by Maiden Reinsurance in accordance with its investment guidelines, of up to $100.0 million of the Company's Senior Notes from time to time at market prices in open market purchases or as may be privately negotiated. The Company's current remaining authorization is $99.9 million for Senior Notes repurchases.
As of March 31, 2024, GLS and its subsidiaries have insurance related liabilities of $24.3 million which mainly consisted of total reserves of $18.1 million, an underwriting-related derivative liability of $4.0 million, and net deferred gains on retroactive reinsurance of $2.3 million. The Company presently does not anticipate any further contracts in the GLS legacy management segment, and no longer considers it part of its strategy to produce acceptable shareholder returns therefore no additional capital will be committed to new accounts in this segment. The Company is currently running off the small number of accounts GLS underwrote since its formation as previously reported in our Annual Report on Form 10-K for the year ended December 31, 2023.
The Company's wholly owned subsidiary, Maiden Holdings North America, Ltd., holds net operating loss carryforwards ("NOLs") which were $334.0 million as of March 31, 2024. Approximately $151.2 million or 45.3% of the Company's NOL carryforwards have no expiry date under the relevant U.S. tax law. These NOLs, in combination with additional net deferred tax assets primarily related to our insurance liabilities, result in a net U.S. deferred tax asset (before valuation allowance) of $117.3 million or $1.17 per common share as of March 31, 2024. The net deferred tax assets are not presently recognized on the Company’s balance sheet as a full valuation allowance is carried against them.
The Company no longer presents certain non-GAAP measures such as combined ratio and its related components in its news release or quarterly reports, as it believes that as the run-off of its reinsurance portfolios progresses, such ratios are increasingly not meaningful and of less value to readers as they evaluate our financial results.

Quarterly Dividends
The Company's Board of Directors did not authorize any quarterly dividends on its common shares during the three months ended March 31, 2024 and 2023.

About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets.
(1)(2)(4)(5)(9) Please refer to the Non-GAAP Financial Measures tables for additional information on these non-GAAP financial measures and reconciliation of these measures to GAAP measures.

Special Note about Forward Looking Statements

Certain statements in this press release, other than purely historical information, including estimates, projections, statements relating to the Company’s business plans, objectives and expected operating results and the assumptions upon which those statements are based are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include general statements both with respect to the Company and the insurance industry and generally are identified with the words "anticipate", "believe", "expect", "predict", "estimate", "intend", "plan", "project", "seek", "potential", "possible", "could", "might", "may", "should", "will", "would", "will be", "will continue", "will likely result" and similar expressions. In light of the risks and uncertainties inherent in all forward-looking statements, the inclusion of such statements in this press release should not be considered as a representation by the Company or any other person that the Company’s objectives or plans or other matters described in any forward-looking statement will be achieved. These statements are based on current plans, estimates, assumptions and expectations. Actual results may differ materially from those projected in such forward-looking statements and therefore, you should not place undue reliance on them. Important factors that could cause actual results to differ materially from those in such forward-looking statements are set forth in Item 1A "Risk Factors" in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. COVID-19 triggered a period of increased volatility with respect to global economic conditions. During the year ended December 31, 2023, inflation became unusually high in many parts of the world, and central banks in the U.S. and other countries aggressively raised interest rates to counter inflation by slowing economic activity. Monetary policy tightening actions are ongoing at March 31, 2024, and their long-term impact on financial markets and the real economy is currently uncertain. Please also see additional risks described in "Part I, Item 1A, Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2023.
The Company cautions that the list of important risk factors in its Annual Report on Form 10-K for the year ended December 31, 2023 is not intended to be and is not exhaustive. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law, and all subsequent written and oral forward-looking statements attributable to the Company or individuals acting on the Company’s behalf are expressly qualified in their entirety by this paragraph. If one or more risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from what was projected. Any forward-looking statements in this press release reflect the Company’s current view with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the Company’s operations, results of operations, growth, strategy and liquidity. Readers are cautioned not to place undue reliance on the forward-looking statements which speak only as of the dates of the documents in which such statements were made.
Any discrepancies between the amounts included in the results of operations discussion and the consolidated financial statement tables are due to rounding.

CONTACT:

FGS Global
Maiden@fgsglobal.com

MAIDEN HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands of U.S. dollars, except share and per share data)

	March 31, 2024	December 31, 2023
	(Unaudited)	(Audited)
ASSETS
Investments:
Fixed maturities, available-for-sale, at fair value (amortized cost 2024 - $266,368; 2023 - $258,536)	$259,451	$250,601
Equity securities, at fair value	44,428	45,299
Equity method investments	82,159	80,929
Other investments	200,388	182,811
Total investments	586,426	559,640
Cash and cash equivalents	20,721	35,412
Restricted cash and cash equivalents	9,449	7,266
Accrued investment income	3,927	4,532
Reinsurance balances receivable, net	11,552	12,450
Reinsurance recoverable on unpaid losses	569,346	564,331
Loan to related party	167,975	167,975
Deferred commission and other acquisition expenses, net	15,990	17,566
Funds withheld receivable	77,089	143,985
Other assets	6,496	5,777
Total assets	$1,468,971	$1,518,934
LIABILITIES
Reserve for loss and loss adjustment expenses	$813,879	$867,433
Unearned premiums	42,108	46,260
Deferred gain on retroactive reinsurance	78,222	73,240
Accrued expenses and other liabilities	30,766	28,244
Senior notes - principal amount	262,361	262,361
Less: unamortized debt issuance costs	7,725	7,764
Senior notes, net	254,636	254,597
Total liabilities	1,219,611	1,269,774
Commitments and Contingencies
EQUITY
Common shares	1,501	1,497
Additional paid-in capital	886,432	886,072
Accumulated other comprehensive loss	(32,191)	(31,469)
Accumulated deficit	(485,486)	(486,945)
Treasury shares, at cost	(120,896)	(119,995)
Total Equity	249,360	249,160
Total Liabilities and Equity	$1,468,971	$1,518,934

Book value per common share(1)	$2.48	$2.48

Common shares outstanding	100,393,538	100,472,120

MAIDEN HOLDINGS, LTD.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended March 31,
	2024	2023
Revenues:
Gross premiums written	$8,323	$836
Net premiums written	$8,314	$760
Change in unearned premiums	4,094	8,242
Net premiums earned	12,408	9,002
Other insurance revenue (expense), net	46	(59)
Net investment income	7,700	9,545
Net realized and unrealized investment gains	8,750	1,005
Total revenues	28,904	19,493
Expenses:
Net loss and loss adjustment expenses	11,625	9,815
Commission and other acquisition expenses	5,593	4,235
General and administrative expenses	8,060	10,108
Total expenses	25,278	24,158
Other expenses
Interest and amortization expenses	4,815	3,824
Foreign exchange and other (gains) losses	(2,053)	2,816
Total other expenses	2,762	6,640
Income (loss) before income taxes	864	(11,305)
Less: income tax expense (benefit)	11	(28)
Interest in income (loss) of equity method investments	606	(51)
Net income (loss)	1,459	(11,328)

Basic and diluted earnings (loss) per share available (attributable) to common shareholders	$0.01	$(0.11)
Annualized return on average common equity	2.4%	(16.5)%
Weighted average number of common shares - basic and diluted	100,457,125	101,552,364

MAIDEN HOLDINGS, LTD.
SUPPLEMENTAL FINANCIAL DATA - SEGMENT INFORMATION (Unaudited)
(in thousands of U.S. dollars)

For the Three Months Ended March 31, 2024	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$8,828	$(505)	$8,323
Net premiums written	$8,819	$(505)	$8,314
Net premiums earned	$8,991	$3,417	$12,408
Other insurance expense	46	—	46
Net loss and loss adjustment expenses ("loss and LAE")	(2,924)	(8,701)	(11,625)
Commission and other acquisition expenses	(4,295)	(1,298)	(5,593)
General and administrative expenses(3)	(2,090)	(670)	(2,760)
Underwriting loss (4)	$(272)	$(7,252)	(7,524)
Reconciliation to net income
Net investment income and net realized and unrealized investment gains			16,450
Interest and amortization expenses			(4,815)
Foreign exchange and other gains, net			2,053
Other general and administrative expenses(3)			(5,300)
Income tax expense			(11)
Interest in income of equity method investments			606
Net income			$1,459

For the Three Months Ended March 31, 2023	Diversified Reinsurance	AmTrust Reinsurance	Total
Gross premiums written	$6,849	$(6,013)	$836
Net premiums written	$6,773	$(6,013)	$760
Net premiums earned	$7,471	$1,531	$9,002
Other insurance revenue	(59)	—	(59)
Net loss and LAE	(3,156)	(6,659)	(9,815)
Commission and other acquisition expenses	(3,656)	(579)	(4,235)
General and administrative expenses(3)	(2,589)	(557)	(3,146)
Underwriting loss(4)	$(1,989)	$(6,264)	(8,253)
Reconciliation to net loss
Net investment income and net realized and unrealized investment gains			10,550
Interest and amortization expenses			(3,824)
Foreign exchange and other losses, net			(2,816)
Other general and administrative expenses(3)			(6,962)
Income tax benefit			28
Interest in loss of equity method investments			(51)
Net loss			$(11,328)

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	For the Three Months Ended March 31,
	2024	2023
Non-GAAP operating loss (5)	$(4,950)	$(7,893)
Non-GAAP basic and diluted operating loss per common share attributable to Maiden common shareholders(5)	$(0.05)	$(0.08)
Annualized non-GAAP operating return on average adjusted common equity(6)	(6.2)%	(9.9)%
Reconciliation of net income (loss) to non-GAAP operating loss:
Net income (loss)	$1,459	$(11,328)
Add (subtract):
Net realized and unrealized investment gains	(8,750)	(1,005)
Foreign exchange and other (gains) losses	(2,053)	2,816
Interest in (income) loss of equity method investments	(606)	51
Change in deferred gain on retroactive reinsurance under the LPT/ADC Agreement	5,000	1,573
Non-GAAP operating loss (5)	$(4,950)	$(7,893)
Weighted average number of common shares - basic and diluted	100,457,125	101,552,364
Reconciliation of diluted earnings (loss) per share available (attributable) to Maiden common shareholders to non-GAAP diluted operating loss per share attributable to Maiden common shareholders:
Diluted earnings (loss) per share available (attributable) to common shareholders	$0.01	$(0.11)
Add (subtract):
Net realized and unrealized investment gains	(0.08)	(0.01)
Foreign exchange and other (gains) losses	(0.02)	0.03
Interest in (income) loss of equity method investments	(0.01)	—
Change in deferred gain on retroactive reinsurance under the LPT/ADC Agreement	0.05	0.01
Non-GAAP diluted operating loss per share attributable to common shareholders	$(0.05)	$(0.08)
Non-GAAP Underwriting Results and Non-GAAP Net Loss and LAE
Gross premiums written	$8,323	$836
Net premiums written	$8,314	$760
Net premiums earned	$12,408	$9,002
Other insurance revenue (expense), net	46	(59)
Non-GAAP net loss and LAE(9)	(6,625)	(8,242)
Commission and other acquisition expenses	(5,593)	(4,235)
General and administrative expenses(3)	(2,760)	(3,146)
Non-GAAP underwriting loss(9)	$(2,524)	$(6,680)

Net loss and LAE	$11,625	$9,815
Less: adverse prior year loss development covered under the LPT/ADC Agreement	5,000	1,573
Non-GAAP net loss and LAE(9)	$6,625	$8,242

MAIDEN HOLDINGS, LTD.
NON-GAAP FINANCIAL MEASURES (Unaudited)
(In thousands of U.S. dollars, except share and per share data)

	March 31, 2024	December 31, 2023
Investable assets:
Total investments	$586,426	$559,640
Cash and cash equivalents	20,721	35,412
Restricted cash and cash equivalents	9,449	7,266
Loan to related party	167,975	167,975
Funds withheld receivable	77,089	143,985
Total investable assets(7)	$861,660	$914,278

Capital:
Total shareholders' equity	$249,360	$249,160
2016 Senior Notes	110,000	110,000
2013 Senior Notes	152,361	152,361
Total capital resources(8)	$511,721	$511,521

Reconciliation of total shareholders' equity to adjusted shareholders' equity:
Total Shareholders’ Equity	$249,360	$249,160
Unamortized deferred gain on LPT/ADC Agreement	75,916	70,916
Adjusted shareholders' equity(2)	$325,276	$320,076

Reconciliation of book value per common share to adjusted book value per common share:
Book value per common share	$2.48	$2.48
Unamortized deferred gain on LPT/ADC Agreement	0.76	0.71
Adjusted book value per common share(2)	$3.24	$3.19

(1) Book value per common share is calculated using shareholders’ equity divided by the number of common shares outstanding. Management uses growth in this metric as a prime measure of the value we are generating for our common shareholders, because management believes that growth in this metric ultimately results in growth in the Company’s common share price. This metric is impacted by the Company’s net income and external factors, such as interest rates, which can drive changes in unrealized gains or losses on our investment portfolio, as well as share repurchases.

(2) Adjusted Total Shareholders' Equity and Adjusted Book Value per Common Share: Management has adjusted GAAP shareholders' equity by adding the unamortized deferred gain on retroactive reinsurance arising from the LPT/ADC Agreement. As a result, by virtue of this adjustment, management has also computed the Adjusted Book Value per Common Share. The deferred gain on retroactive reinsurance represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement. We believe reflecting this economic benefit is helpful to understand future trends in our operations, which will improve the Company's shareholders' equity over the settlement period.

(3) Underwriting related general and administrative expenses is a non-GAAP measure and includes expenses which are segregated for analytical purposes as a component of underwriting income (loss).

(4) Underwriting income or loss is a non-GAAP measure and is calculated as net premiums earned plus other insurance revenue less net loss and LAE, commission and other acquisition expenses and general and administrative expenses directly related to underwriting activities. For purposes of these non-GAAP operating measures, the fee-generating business, which is included in our Diversified Reinsurance segment, is considered part of the underwriting operations of the Company. Management believes that this measure is important in evaluating the underwriting performance of the Company and its segments. This measure is also a useful tool to measure the profitability of the Company separately from the investment results and is also a widely used performance indicator in the insurance industry.

(5) Non-GAAP operating earnings (loss) and non-GAAP basic and diluted operating earnings (loss) per common share are non-GAAP financial measure defined by the Company as net income (loss) excluding realized investment gains and losses, foreign exchange and other gains and losses, interest in income (loss) of equity method investment, and (favorable) adverse prior year loss development subject to LPT/ADC Agreement and should not be considered as an alternative to net income (loss). The Company's management believes that the use of non-GAAP operating earnings (loss) and non-GAAP diluted operating earnings (loss) per common share enables investors and other users of the Company’s financial information to analyze its performance in a manner similar to how management analyzes performance. Management also believes that these measures generally follow industry practice therefore allowing the users of financial information to compare the Company’s performance with its industry peer group, and that the equity analysts and certain rating agencies which follow the Company, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons. Non-GAAP operating earnings should not be viewed as a substitute for U.S. GAAP net income.

(6) Non-GAAP operating return on average adjusted shareholders' equity is a non-GAAP financial measure. Management uses non-GAAP operating return on average adjusted shareholders' equity as a measure of profitability that focuses on the return to common shareholders. It is calculated using non-GAAP operating earnings divided by average adjusted shareholders' equity adjusted for the deferred gain on LPT/ADC Agreement.

(7) Investable assets are the total of the Company's investments, cash and cash equivalents, loan to a related party and funds withheld receivable.

(8) Total capital resources are the sum of the Company's principal amount of debt and shareholders' equity.

(9) Non-GAAP net loss and LAE and Non-GAAP underwriting income (loss): Management has further adjusted the net loss and LAE and underwriting income (loss) (as defined above) by recognizing into income the (favorable) adverse prior year loss development subject to LPT/ADC Agreement relating to losses subject to that agreement. The deferred gain represents amounts estimated to be fully recoverable from Cavello and management believes adjusting for this shows the ultimate economic benefit of the LPT/ADC Agreement on Maiden's underwriting income (loss). Management believes reflecting the economic benefit of this retroactive reinsurance agreement is helpful for understanding future trends in our operations.

Exhibit 99.2

PRESS RELEASE

Maiden Holdings, Ltd. Releases
First Quarter 2024 Financial Results

PEMBROKE, Bermuda, May 9, 2024 (BUSINESS WIRE) -- Maiden Holdings, Ltd. (NASDAQ:MHLD) ("Maiden") has released its first quarter 2024 financial results via its investor relations website. Concurrent with releasing its results, Maiden also published an investor update presentation. Both documents are posted at https://www.maiden.bm/investor_relations.

About Maiden Holdings, Ltd.

Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets.

CONTACT:

FGS Global
Maiden@fgsglobal.com

Exhibit 99.4

PRESS RELEASE
Maiden Holdings, Ltd. Announces
Renewal Rights Transaction for International Primary Business

PEMBROKE, Bermuda, May 6, 2024 (BUSINESS WIRE) – Maiden Holdings, Ltd. (NASDAQ: MHLD) (“Maiden”) today announced it had entered into a renewal rights transaction with AmTrust Nordic AB, a Swedish unit of AmTrust Financial Services, Inc. (“AmTrust”). The transaction is expected to cover the majority of its primary business written through its Swedish subsidiaries, Maiden General Försäkrings (“Maiden GF”) and Maiden Life Försäkrings (“Maiden LF”) in Sweden, Norway and other Nordic countries. Maiden also reported that it anticipates entering into additional renewal rights agreements with other AmTrust entities for certain business written by Maiden GF and Maiden LF in the United Kingdom and Ireland.
Under these agreements, AmTrust Nordic AB in collaboration with existing Maiden GF and Maiden LF distribution partners, will offer renewals to select policyholders in exchange for a fee at standard market terms for business successfully renewed.
Maiden reported that these transactions were part of a broader plan to divest its International Insurance Services (“IIS”) businesses as a result of its recently concluded and previously reported strategic review of the IIS business platform. As part of these conclusions, Maiden expects to enter into additional transactions to either sell or wind-up Maiden GF and Maiden LF during 2024 and is actively evaluating potential transactions currently.
Patrick J. Haveron, Maiden’s Chief Executive Officer commented, “Our IIS unit had made considerable strides in growing the premium produced by the business. However, the business is not at scale for Maiden, and we concluded that the prospects to achieve an acceptable return were ultimately challenging and limited. Our agreements today with AmTrust were entered into after an extensive market clearing process that sought to divest the business either as a whole, or in a series of transactions. We concluded this path will ultimately preserve the greatest amount of capital previously committed to the business which we can reallocate to other initiatives with greater return prospect while retaining options to enter into additional transactions currently under evaluation. When we ultimately divest these subsidiaries and the entirety of the business, we expect our Group operating expenses to be reduced by up to $6 million annually. We will report further on these transactions as we finalize and complete them.”
Axel Wibom, Chief Executive Officer, AmTrust Nordics AB, commented: “AmTrust Nordics is excited by the prospect of working with Maiden’s exceptional distribution partners and the possibility of offering an alternative insurance solution to Maiden policyholders. We are focused on empowering our distribution partners with solutions that provide significant value to their customers and look forward to adding this business to our market-leading Nordics franchise.”
About Maiden Holdings, Ltd.
Maiden Holdings, Ltd. is a Bermuda-based holding company formed in 2007. Maiden creates shareholder value by actively managing and allocating our assets and capital, including through ownership and management of businesses and assets mostly in the insurance and related financial services industries where we can leverage our deep knowledge of those markets.
CONTACT:
FGS Global
Maiden@fgsglobal.com